Exhibit 99.01
NEWS RELEASE for March 25, 2008 AT 7:30 AM EST

Contact:	William R. Abbott Senior Vice President and Chief Financial Officer 949-420-1800
CARDIOGENESIS REPORTS FOURTH QUARTER AND FULL YEAR 2007 RESULTS
Company reports full year operating income of $856,000
IRVINE, CA, March 25, 2008
Cardiogenesis Corporation (OTC: CGCP), a leading developer of surgical products and accessories used in angina-relieving procedures, today reported financial results for its fourth quarter and fiscal year ended December 31, 2007.
Sales in the fourth quarter of 2007 totaled $2,767,000, a 24% decrease from the prior year fourth quarter sales of $3,664,000. During the fourth quarter of 2007, the Company sold three lasers and 462 handpiece units as compared to four lasers and 674 handpieces during the fourth quarter of 2006. The lower revenue in the current year quarter is primarily attributable to a $732,000, or 29%, decline in disposable handpiece revenue, and a $174,000, or 20%, decrease in capital sales as compared with the prior year quarter.
Sales for the year ended December 31, 2007 totaled $12,059,000, a decrease of approximately 30% from the $17,117,000 of sales recorded for the year ended December 31, 2006. The decrease in sales as compared with the prior year is primarily attributable to a $3,251,000, or 28%, decline in disposable handpiece revenue and a $1,927,000, or 43%, decline in capital sales. During the year ended December 31, 2007, the company sold 14 lasers and 2,293 handpieces as compared to 22 lasers and 3,162 handpieces in the prior year period.
“In addressing the reduction in sales during 2007, we are encouraged by the progress we have made in the second half of 2007 in expanding our sales force to support increasing sales going forward, finishing the year with 17 sales/clinical professionals in the field compared to 10 at the beginning of the year,” commented Richard Lanigan, Cardiogenesis’ President.
Cardiogenesis reported a fourth quarter 2007 operating loss of $32,000 as compared with an operating loss of $947,000 in the prior year quarter. The net loss for the quarter was $84,000, or $0.00 per basic and diluted share, as compared with a net loss of $493,000, or $0.01 per basic and diluted share, in the 2006 fourth quarter.
For the year ended December 31, 2007, Cardiogenesis reported operating income of $856,000 as compared with an operating loss of $1,476,000 for the prior year period. The net income for the year ended December 31, 2007 was $578,000, or $0.01 per basic and diluted share, compared with a net loss of $1,979,000, or $0.04 per basic and diluted share, for the year ended December 31, 2006.
Gross margin was 63% of sales for the quarter ended December 31, 2007 as compared with a 75% gross margin in the fourth quarter of 2006. Gross profit in absolute dollars decreased by $1,017,000 to $1,731,000 for the current year quarter as compared with $2,748,000 for the 2006 fourth quarter. The decrease in gross margin resulted primarily from inventory impairment charges of $508,000 during the quarter that did not occur in the prior year quarter. Excluding inventory impairment charges, gross margin for the 2007 fourth quarter was 81%. For the year ended December 31, 2007, gross profit was 76% of net revenues as compared to 79% of net revenues for the year ended December 31, 2006. Gross profit in absolute dollars decreased by $4,363,000 to $9,110,000 for the year ended December 31, 2007, as compared to $13,473,000 for the prior year period. The decrease in gross margin for the full year resulted primarily from inventory impairment charges. Excluding the inventory impairment charges, gross margin was approximately 80% for the years ended December 31, 2007 and 2006.
Research and development costs (“R&D”) were $69,000 in the fourth quarter of 2007 as compared with $374,000 in the 2006 fourth quarter. For the year ended December 31, 2007, R&D expenses of $681,000 were $793,000 below the prior year period.
Salaries and employee benefit expenditures of $1,199,000 in the quarter ended December 31, 2007 decreased $271,000, or 18%, when compared to $1,470,000 for the quarter ended December 31, 2006. For the year ended December 31, 2007, salaries and employee benefits expenditures of $4,800,000 decreased $2,984,000, or 38%, when compared to $7,784,000 for the year ended December 31, 2006.
Sales, general and administrative expenditures (“SG&A”) for the quarter ended December 31, 2007 totaled $495,000 as compared to $1,851,000 during the quarter ended December 31, 2006. This represents a reduction of $1,356,000, or 73%. For the year ended December 31, 2007, SG&A totaled $2,773,000 as compared to $5,691,000 for the year ended December 31, 2006. This represents a reduction of $2,918,000, or 51%.
About Cardiogenesis Corporation
Cardiogenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The company’s market leading Holmium:YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as Transmyocardial Revascularization (TMR) to treat patients suffering from angina. Surgical products and accessories for the Cardiogenesis TMR procedure, which are marketed in the U.S. and around the world, have been shown to reduce angina and improve the quality of life in patients with coronary artery disease. Surgical products and accessories for the company’s minimally invasive Percutaneous Myocardial Channeling (PMC) procedure are currently being marketed in Europe and other international markets.

For more information on the company and its products, please visit the Cardiogenesis company website at http://www.cardiogenesis.com or the direct to patient website at http://www.heartofnewlife.com.
With the exception of historical information, the statements set forth above include forward-looking statements. Any forward-looking statements in this news release related to the company’s sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties, many of which are outside the company’s control, that could cause actual results to differ materially. Factors that could affect the accuracy of these forward-looking statements include, but are not limited to: any inability by the company to sustain profitable operations or obtain additional financing on favorable terms if and when needed; any failure to obtain required regulatory approvals; failure of the medical community to expand its acceptance of TMR or PMC procedures; possible adverse governmental rulings or regulations, including any FDA regulations or rulings; the company’s ability to comply with international and domestic regulatory requirements; possible adverse Medicare or other third-party reimbursement policies or adverse changes in those policies; any inability by the company to ship product on a timely basis; the company’s ability to manage its growth; adverse economic developments that could adversely affect the market for our products or our ability to raise needed financing; actions by our competitors; restrictions contained in our convertible debt obligations requiring the issuance of shares rather than repayment in cash; and the company’s ability to protect its intellectual property. Other factors that could cause Cardiogenesis’ actual results to differ materially are discussed in the “Risk Factors” section of the company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 and the company’s other recent SEC filings. The company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Net revenues	$2,767	$3,664	$12,059	$17,117
Cost of revenues	1,036	916	2,949	3,644

Gross profit	1,731	2,748	9,110	13,473

Operating expenses:
Research and development	69	374	681	1,474
Salaries and employee benefits	1,199	1,470	4,800	7,784
Sales, general and administrative	495	1,851	2,773	5,691

Total operating expenses	1,763	3,695	8,254	14,949

Operating (loss) income	(32)	(947)	856	(1,476)
Other (expense) income:
Interest expense	(10)	(57)	(69)	(781)
Interest income	26	22	120	132
Gain on insurance settlement	—	—	—	70
Loss on disposal of fixed assets	(2)	(111)	(2)	(111)
Non-cash interest expense	—	(29)	(89)	(831)
Change in fair value of derivatives and warrants	(53)	629	(225)	1,020

Total other (expense) income, net	(39)	454	(265)	(501)

(Loss) Income before income taxes	(71)	(493)	591	(1,977)
Tax provision	13	—	13	2

Net (loss) income	(84)	(493)	$578	$(1,979)

Net (loss) income per share:
Basic	$0.00	$(0.01)	$0.01	$(0.04)

Diluted	$0.00	$(0.01)	$0.01	$(0.04)

Weighted average shares outstanding:
Basic	45,274	45,274	45,274	45,274

Diluted	45,274	45,274	45,274	45,274

CARDIOGENESIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)
(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$2,824
Accounts receivable, net of allowance for doubtful accounts of $28	1,763
Inventories, net of inventory reserve of $317	1,602
Prepaids and other current assets	486

Total current assets	6,675
Property and equipment, net	457
Other assets	27

Total assets	$7,159

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$169
Accrued liabilities	1,458
Deferred revenue	1,210
Current portion of capital lease obligation	12

Total current liabilities	2,849
Capital lease obligation, less current portion	19

Total liabilities	2,868

Commitments and contingencies
Shareholders’ equity:
Preferred stock: no par value; 5,000 shares authorized; none issued and outstanding	—
Common stock: no par value; 75,000 shares authorized; 45,274 shares issued and outstanding	173,826
Accumulated deficit	(169,535)

Total shareholders’ equity	4,291

Total liabilities and shareholders’ equity	$7,159